SECURED REVOLVING LINE OF CREDIT NOTE

$400,000.00 April 11, 2011

FOR VALUE RECEIVED, CC Tennessee Holdings, LLC, a Nevada limited liability company, Care Choices of Tennessee, Inc., a Tennessee corporation (collectively, the "Borrowers") hereby jointly and severally promise to pay to the order of Citizens Bank, its successors and assigns (together "Lender") at 328 S. Saginaw, Flint, MI  48502, or at such other place as the holder hereof may from time to time designate in writing, on expiration of the Line of Credit Term, the principal sum of Four Hundred Thousand and no/100 ($400,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Lender to Borrowers pursuant to the Loan Agreement (as defined below), plus interest and all charges thereon as provided below.

Notwithstanding anything in this Secured Revolving Line of Credit Note (this "Note") to the contrary, all principal, accrued but unpaid interest and all Expenses provided for in the Loan and Security Agreement dated as of April 11, 2011 between Lender and Borrowers (as the same has been and may be subsequently amended or restated from time to time, the "Loan Agreement") will be due and payable upon acceleration of the indebtedness evidenced by this Note following the occurrence of an Event of Default. Capitalized terms not defined in this Note will have the meanings given in the Loan Agreement.

This Note is given in accordance with, and is subject to the terms and conditions of the Loan Agreement.  The indebtedness evidenced by this Note is secured by the Collateral and all other collateral granted Lender under and pursuant to the terms of the Loan Documents (and all agreements and documents referred to or incorporated therein) and all other collateral granted to Lender by the Borrowers at any time to secure any present or future obligations to Lender.

Interest will accrue on the unpaid principal balance of this Note as provided in the Loan Agreement.

Principal and interest due hereunder will be payable in lawful money of the United States of America.  The Borrowers agree to pay all reasonable costs of collection and enforcement of this Note including reasonable attorneys' fees and court costs, together with all Expenses provided for in the Loan Agreement.

The failure to make any payment when due under this Note or the occurrence of any Event of Default under the Loan Agreement will be deemed a default hereunder, and in any such event, the holder of this Note will be entitled to accelerate the maturity of the debt evidenced hereby and have all rights and remedies afforded by law or available under the Loan Documents.

All of the Borrowers and all endorsers hereby jointly and severally waive valuation and appraisement, presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, and expressly agree that the maturity of this Note, or any payment due under this Note, may be extended from time to time without in any way affecting the liability of the Borrowers or any endorsers.

This Note is governed by and will be construed according to the internal laws of Michigan.

THIS NOTE IS SUBJECT TO THE JURY TRIAL WAIVER CONTAINED IN THE LOAN AGREEMENT.

CC TENNESSEE HOLDINGS, LLC,	CARE CHOICES OF TENNESSEE, INC.,
a Nevada limited liability company	a Tennessee corporation
By:	American BioCare, Inc.,
its sole member

By:                                                              By:
Gary D. Lewis, Chairman and Chief                                                                           Gary D. Lewis, Vice President
Executive Officer

8901831.4